Exhibit (n)(7)

Deloitte & Touche LLP 30 Rockefeller Plaza New York, NY 10112 USA Tel: +1 212 492 4000 Fax: +1 212 489 1687 www.deloitte.com

September 20, 2018

The Board of Directors of

New Mountain Finance Corporation

New York, New York

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of New Mountain Finance Corporation and subsidiaries for the three-month periods ended March 31, 2018 and 2017, and have issued our report dated May 7, 2018, and for the three- and six-month periods ended June 30, 2018, and 2017, and have issued our report dated August 7, 2018. As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018 are being used in this Post-Effective Amendment No. 4 to the Registration Statement No. 333-218040 on Form N-2.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP